Exhibit 99.1

BioSpecifics Technologies Corp. Reports First Quarter 2009 Financial Results

LYNBROOK, N.Y. – May 11, 2009 - BioSpecifics Technologies Corp. (Nasdaq: BSTC), a biopharmaceutical company developing first in class collagenase-based products, today announced its financial results for the first quarter ended March 31, 2009.

"The FDA's recent acceptance of Auxilium's Biologic License Application (BLA) for XIAFLEX(TM) with Priority Review for Dupuytren's disease represents the culmination of many years of successful clinical development and we are very much looking forward to the PDUFA date in August 2009, when we hope that physicians and patients will have access to this drug candidate," remarked Thomas Wegman, President of BioSpecifics Technologies Corp. "We are delighted that XIAFLEX(TM) is advancing through the clinic, and so far this year we have secured milestone payments from Auxilium as a result of the European marketing agreement with Pfizer as well as the BLA Priority Review acceptance for Dupuytren's disease."

The Company reported a net loss of $946 thousand for the quarter ended March 31, 2009, or $(0.16) per diluted common share, compared to a net loss of $464 thousand, or $(0.08) per diluted common share, for the same period in 2008.

Revenue for the quarter ended March 31, 2009 was $343 thousand, compared to $401 thousand for the same period in 2008. The decrease in revenue was mainly due to an Auxilium consulting agreement signed in October 2007 which terminated during the second quarter of 2008.

Research and development expenses for the quarter ended March 31, 2009 were $116 thousand, compared to $94 thousand for the same period in 2008.

General and administrative expenses for the quarter ended March 31, 2009 totaled $1.2 million, compared to $0.8 million for the same period in 2008. The increases in general and administrative expenses were primarily due to higher stock-based compensation expense and outside consulting expense partially offset by lower legal fees.

As of March 31, 2009, BioSpecifics held cash, cash equivalents and short-term investments of $10.7 million, compared to $4.4 million as of December 31, 2008.

First Quarter and Recent Corporate Highlights

  BioSpecifics' common stock began trading on the Nasdaq Global Market under the ticker BSTC on January 9, 2009.

  On February 2, 2009, Auxilium announced the completion of enrollment in a randomized, double-blind, placebo-controlled U.S. Phase IIb clinical trial for XIAFLEX(TM) for Peyronie's disease. Over 120 patients were enrolled, and all dosing was completed on April 30, 2009. Top-line results from the study are expected to be reported in the fourth quarter of 2009.

  On February 3, 2009, BioSpecifics announced that it received an upfront sublicense payment of $6.375 million on January 30, 2009 from Auxilium as a result of its partnership agreement with Pfizer to market XIAFLEX(TM) in 48 countries including Europe.

  On April 28, 2009, the FDA accepted for Priority Review Auxilium's BLA for XIAFLEX(TM) for the treatment of Dupuytren's disease. Auxilium filed the BLA on February 27, 2009 and included data from 1,082 subjects and over 2,600 injections. The Prescription Drug User Fee Act (PDUFA) date has been set for August 28, 2009. If approved by the FDA, Auxilium plans to launch in the U.S. within 60 days, which would be the end of the calendar year.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for three clinical indications: Dupuytren's disease; Peyronie's disease; and frozen shoulder (adhesive capsulitis). Its strategic partner Auxilium Pharmaceuticals, Inc. has announced the acceptance of the Biologic License Application (BLA) and Priority Review by the U.S. Food and Drug Administration for injectable collagenase XIAFLEX(TM) in the treatment of Dupuytren's disease. Pfizer, Inc. is responsible for commercialization of XIAFLEX(TM) in Europe and other territories.

More information about the Company may be found on its website at www.biospecifics.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, our expected revenue growth, and any other statements containing the words "believes", "expects", "anticipates", "plans", "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements, including the ability of our partner Auxilium to obtain regulatory approval of XIAFLEX(TM) in the United States for Dupuytren's disease and Peyronie's disease and the ability of Pfizer to obtain regulatory approval of XIAFLEX(TM) in its territory for these same indications, which will determine the amount of milestone, royalty and sublicense income payments we may receive; the amount of earn out payments we may receive from DFB Biotech Inc. and its affiliates; whether Auxilium exercises its option under our license agreement for additional indications; the potential benefits of our existing license and development agreements; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the Company's Form 10-K for the year ended December 31, 2008 and subsequent reports filed with the SEC. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

BioSpecifics Technologies Corp.
Consolidated Statements of Operations
(Unaudited)
		Three months ended March 31,
		2009	2008
Revenues:
Net sales		$$7,191	$12,753
Licensing fees		266,281	266,281
Consulting fees		70,000	122,185

Total revenues		343,472	401,219

Costs and expenses:
Research and development		115,871	94,271
General and administrative		1,166,971	800,456

Total cost and expenses		1,282,842	894,727

Operating loss		(939,370)	(493,508)

Other expense (income):
Investment Income		2,857	30,275
Interest expense		-	(451)
Other income (expense)		(9,463)	-
		(6,606)	29,824

Loss before income tax		(945,976)	(463,684)
Income tax expense		-	-

Net loss	$	$(945,976)	$(463,684)

Basic and diluted net loss per share	$	$(0.16)	$(0.08)

Shares used in computation of basic and diluted net loss per share		6,008,834	5,633,177

BioSpecifics Technologies Corp. Selected Consolidated Balance Sheet Data (Unaudited)

		March 31, 2009	December 31, 2008

Cash and cash equivalents		$$10,741,213	$3,494,150
Short-term investments		-	900,000
Accounts receivable, net		66,834	6,952,781
Working capital		8,801,546	9,422,245
Total assets		12,314,812	12,831,361
Long-term liabilities		4,574,337	4,660,427
Total stockholders' equity		5,665,150	6,178,539